Exhibit 99.2

Legato Merger Corp. II Announces Closing of Upsized $240,000,000 Initial Public Offering

NEW YORK, November 24, 2021—(BUSINESS WIRE)—Legato Merger Corp. II (the “Company”) announced today that it closed its upsized initial public offering of 24,000,000 units at $10.00 per unit. The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading on November 22, 2021 under the ticker symbol “LGTOU”. Each unit consists of one share of common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “LGTO” and “LGTOW,” respectively.

Legato Merger Corp. II is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region although the Company intends to initially focus on target businesses in the infrastructure, engineering and construction, industrial and renewables industries. The Company’s management team is comprised of Gregory Monahan, Chief Executive Officer and Director, Eric S. Rosenfeld, Chief SPAC Officer, Adam Jaffe, Chief Financial Officer and Secretary, Brian Pratt, Chairman of the Board, David D. Sgro, Vice Chairman of the Board, and Adam Semler, Ryan Hummer, D. Blair Baker, John Ing, and Craig Martin, each a Director of the Company.

EarlyBirdCapital, Inc. acted as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

The offering has been made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission (“SEC”) and became effective on November 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Gregory Monahan

Chief Executive Officer

Legato Merger Corp. II

212-319-7676